Exhibit 5.3

Jachthavenweg 121 1081 KM Amsterdam
Teva Pharmaceutical Finance Netherlands II B.V. Teva Pharmaceutical Finance Netherlands III B.V.	P.O. Box 75265 1070 AG Amsterdam the Netherlands
Teva Pharmaceutical Finance Netherlands IV B.V. c/o Teva Pharmaceutical Industries Limited 124 Dvora Hanevi’a Street Tel Aviv, 6944020 Israel

Date	27 October 2021
Our ref.	40.00.3000
Subject	Registration Statement on Form S-3 re: Teva Pharmaceutical Finance Netherlands II B.V., Teva Pharmaceutical Finance Netherlands III B.V. and Teva Pharmaceutical Finance Netherlands IV B.V.

T +31 20 6789 123 F +31 20 6789 589

Dear Sirs,

We have acted as Dutch legal advisers to Teva Pharmaceutical Finance Netherlands II B.V., Teva Pharmaceutical Finance Netherlands III B.V. and Teva Pharmaceutical Finance Netherlands IV B.V., each a Dutch private limited liability company (each a Dutch Company), in connection with the preparation and filing of the Registration Statement on Form S-3 by Teva Pharmaceutical Industries Limited, an Israeli corporation (Teva), the Dutch Companies, Teva Pharmaceutical Finance IV, LLC, a Delaware limited liability company (Teva Finance IV LLC), Teva Pharmaceutical Finance V, LLC, a Delaware limited liability company (Teva Finance V LLC), Teva Pharmaceutical Finance VI, LLC, a Delaware limited liability company (Teva Finance VI LLC, together with Teva Finance IV LLC and Teva Finance V LLC, the Delaware Entities, and the Delaware Entities together with the Dutch Companies, the Finance Subsidiaries) (the Registration Statement), with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the Act), on or about the date hereof, for the purpose of providing for the registration of the sale from time to time by, among others, the Dutch Companies of (i) senior debt securities, guaranteed by Teva, which may be issued pursuant to a senior indenture to be executed by the applicable Finance Subsidiary, Teva and The Bank of New York Mellon, as trustee, and (ii) subordinated debt securities guaranteed by Teva (the senior debt securities and subordinated debt securities, collectively, the Debt Securities), which may be issued pursuant to a subordinated indenture to be executed by the applicable Finance Subsidiary, Teva and The Bank of New York Mellon, as trustee (each such subordinated indenture and each such senior indenture, an Indenture and, collectively, the Indentures).

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For the purpose of this opinion, we have examined and relied only on the documents listed in Schedule 2 (Documents) and Schedule 3 (Corporate Documents), which shall form part of this opinion.

The documents listed in Schedule 2 are referred to as the Documents and the documents listed in Schedule 3 as the Corporate Documents.

Unless otherwise defined in this opinion (including Schedule 1) or unless the context otherwise requires, words and expressions defined in the Documents shall have the same meanings when used in this opinion.

In connection with such examination and in giving this opinion, we have assumed:

(i)

the genuineness of the signatures to the Documents and the Corporate Documents, the authenticity and completeness of the Documents and the Corporate Documents submitted to us as originals, the conformity to the original documents of the Documents and Corporate Documents submitted to us as copies and the authenticity and completeness of those original documents;

(ii)

the due incorporation and valid existence of, the corporate power and authority of and the due authorization and execution of the Documents by, each of the parties thereto (other than the Dutch Companies) under any applicable law (other than Dutch law);

(iii)

the due compliance with all matters of, and the validity, binding effect and enforceability of the Documents under, any applicable law (other than Dutch law) and in any jurisdiction (other than the Netherlands) in which an obligation under the Documents falls to be performed;

(iv)	the due authorization and due execution by each Dutch Company of the Documents submitted to and examined by us in draft in the form of those drafts;

(v)

that (1) no defects (gebreken) attach to the formation (totstandkoming) of any Dutch Company not appearing on the face of its Deed of Incorporation and each Deed of Incorporation has been signed by a Dutch civil-law notary (notaris) and (2) the Extracts accurately and completely reflect the matters purported to be confirmed or evidenced thereby;

(vi)

that (1) no resolution for the dissolution (ontbinding) of any Dutch Company has been taken and no application has been made for the (opening of) any Insolvency Proceeding in respect of any Dutch Company, (2) no Dutch Company has been dissolved, (3) no Dutch Company is subject to any Insolvency Proceeding and (4) no order for the administration of assets of any Dutch Company has been made; although not constituting conclusive evidence thereof, the assumptions referred to under (2) and the assumption under (3) as to Dutch Insolvency Proceedings and EU Insolvency Proceedings, are supported by the Extracts and the Corporate Enquiries;

(vii)	that no party to the Documents is controlled by or otherwise connected with a person, organisation or country which is subject to United Nations, European Union or Dutch sanctions implemented or

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effective in the Netherlands under or pursuant to the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet economische delicten), the General Customs Act (Algemene Douanewet) or Regulations of the European Union;

(viii)

that no Dutch Company takes deposits or other repayable funds from the public within the meaning of the European Regulation No. 575/2013 on prudential requirements for credit institutions and investment firms and the Debt Securities will not be offered in the Netherlands;

(ix)	that the execution of and performance under the Documents by a Dutch Company are not prohibited or affected by contractual restrictions or obligations binding on that Dutch Company; and

(x)	that any foreign law which may apply with respect to any of the Documents or the transactions contemplated thereby does not affect this opinion.

This opinion is only given with respect to Dutch law in force as at the date hereof and as generally interpreted on the basis of case-law published at the date hereof. We do not express any opinion on: (i) matters of fact or the completeness or accuracy of the representations or warranties made pursuant to the Documents, (ii) matters of foreign law, international law (including the law of the European Union to the extent not directly applicable in the Netherlands), tax law (except for any specific tax opinions contained herein) and anti-trust and competition law (including the law of the European Union in respect of antitrust and competition), and (iii) commercial, accounting or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents. We do not assume any obligation to advise the Dutch Companies (or any other person entitled to rely on this Opinion Letter) of subsequent changes in Dutch law or in the interpretation thereof.

Based on and subject to the foregoing and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinions:

1.

Each Dutch Company is duly incorporated and exists under Dutch law as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and has all requisite corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and as set forth in the purpose clause (Article 2) of its Articles of Association.

2.

When the relevant Indenture has been duly authorized, executed and delivered by the parties thereto (including the relevant Dutch Company) in accordance with the forms thereof that we have reviewed, and when the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with that Indenture and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the relevant Indenture and any applicable underwriting agreement or other agreement, such Debt Securities will, as a matter of Dutch law, constitute valid and binding obligations of that Dutch Company, enforceable against that Dutch Company in accordance with its terms.

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3.

Each Dutch Company has the corporate power and authority to execute the Indentures to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated therein.

4.	The Registration Statement has been duly signed on behalf of each Dutch Company.

5.

No authorisations, consents, approvals, licences or exemptions from governmental, judicial or public bodies or authorities in the Netherlands are required for the entering into the Indentures by the Dutch Companies and the performance of their obligations thereunder.

6.

It is not necessary in order to ensure the validity, enforceability or admissibility in evidence in the Dutch courts of the Indentures, that the Indentures or any other document in connection therewith be filed, registered or recorded with governmental, judicial or public bodies or authorities in the Netherlands.

7.	The Dutch courts will recognise the choice of the laws of the State of New York to govern the Indentures.

8.	The Dutch courts will recognise the submission by each Dutch Company in the Indentures to which it is a party to the jurisdiction of the federal or state court sitting in New York City.

9.

A judgment by a federal or state court sitting in New York City is not enforceable in the Netherlands, but a final judgment obtained in such a court and not rendered by default and which is not subject to appeal or other means of contestation and is enforceable in New York City with respect to the payment obligations of the relevant Dutch Company under the Indentures to which it is a party would generally be upheld and be regarded by a Dutch court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with that judgment by a federal or state court sitting in New York City, without substantive re-examination or re-litigation on the merits of the subject matter thereof, provided that the judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of natural justice, its content and enforcement do not conflict with Dutch public policy and that it has not been rendered in proceedings of a penal or revenue or other public law nature.

10.

In proceedings taken in the Netherlands neither the Dutch Companies nor any of their assets are immune from legal action or proceeding (including, without limitation, suit, attachment prior to judgment, execution or other legal process), except for assets located in the Netherlands which are designated for public service (goederen bestemd voor de openbare dienst) and the books and records of the Dutch Companies.

The opinions expressed above are subject to the following qualifications:

(A)

Our opinions expressed herein are subject to and limited by (i) Dutch or foreign laws and regulations applicable to Insolvency Proceedings, including laws and regulations of general application relating to or affecting the rights of creditors or secured creditors and (ii) the provisions of the Insolvency Regulation.

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(B)

The Dutch Bankruptcy Act (Faillissementswet) provides for a composition outside Insolvency Proceedings (Dutch Pre-Insolvency Proceedings). Dutch Pre-Insolvency Proceedings are proceedings to restructure debt of companies in financial distress. Rights and claims against a Dutch Company and security granted by a Dutch Company can be compromised as a result of a composition plan adopted and confirmed in Dutch Pre-Insolvency Proceedings. A composition plan adopted and confirmed in Dutch Pre-Insolvency Proceedings can extend to rights and claims against entities that are not incorporated under Dutch law and/or are residing outside the Netherlands on the basis that there is a connection with the Netherlands. In Dutch Pre-Insolvency Proceedings, the Court can order a cooling down period (afkoelingsperiode). During such cooling down period:

a)

any recourse on the assets of the relevant debtor will require the authorisation of the court; this includes action to (i) enforce security over the assets of the debtor and (ii) collect pledged claims and to notify the debtors of such pledged claims of the right of pledge;

a)

the debtor can continue to exercise any authority it had prior to the commencement of the cooling-down period to use, consume and dispose of assets (included secured assets) and to collect pledged claims, in each case in the ordinary course of business and subject to the requirement that the interests of parties affected thereby are sufficiently protected; and

b)	filings for bankruptcy or suspension of payments of the debtor are suspended.

(C)

In applying the laws of the State of New York as the law governing the Indentures, the Dutch courts may, under the rules of Dutch civil international law and of the Rome I Regulation, (i) give effect to the overriding mandatory rules of Dutch law irrespective of the law otherwise applicable to the Indentures (Article 9(2) of the Rome I Regulation), (ii) give effect to the overriding mandatory rules of the law of the country where any obligation under the Indentures needs to be or has been performed, insofar as those rules render the performance of the Indentures unlawful (Article 9(3) of the Rome I Regulation) and (iii) refuse the application of a term or condition of the Indentures or a rule of foreign law applicable thereto under the Rome I Regulation, if that application is manifestly incompatible with Dutch public policy (Article 21 of the Rome I Regulation). With the express reservation that we are not qualified to assess the exact meaning and consequences of the respective provisions of the Indentures since they are not governed by Dutch law, on the face thereof we are not aware of any provision therein which is likely to give rise to situations where the overriding mandatory rules of Dutch law as currently in force will be applied by the Dutch courts or which appear to be prima facie manifestly incompatible with Dutch public policy as it currently stands.

(D)

The term “enforceable” used in the opinions above means that the obligations assumed by the relevant party under the relevant document are of a type which the Dutch courts generally enforce and does not mean that those obligations will be necessarily enforced in accordance with their terms under all circumstances. In particular, the availability in the Dutch courts of remedies, such as injunction and specific performance is at the discretion of the Dutch courts. The enforcement in the Netherlands of the Documents is subject to the Dutch rules of civil procedure as applied by the Dutch courts.

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(E)

Foreign currency amounts claimed in a Dutch Insolvency Proceeding will be converted into euro for enforcement purposes at the rate prevailing at the commencement of such Dutch Insolvency Proceeding. In addition, foreign currency amounts may have to be converted into euro for enforcement purposes.

(F)

Under the Dutch rules on corporate benefit and fraudulent preference, the validity of a transaction (such as the execution of an agreement or the giving of guarantees or security) entered into by a Dutch Company may be contested. In particular:

(a)

the validity of a transaction entered into by a Dutch Company may be contested by that Dutch Company or the public receiver (curator) in its Insolvency Proceeding (or similar officer under any foreign Insolvency Proceeding), if as a result its objects (doel) are transgressed and the counterparty was aware of the transgression or, without personal investigation, should have been so aware; and

(b)

if a transaction entered into by a Dutch Company is prejudicial to the interests of its creditors, the validity of such transaction may in certain circumstances be contested by such creditors or the public receiver in an Insolvency Proceeding of that Dutch Company;

(G)

Notwithstanding the submission by a Dutch Company in the Indentures to which it is a party to the jurisdiction of the federal or state courts sitting in New York City, not all procedures of such courts (such as discovery or compulsion of witnesses) may be available against that Dutch Company in the Netherlands. In addition, a competent court in The Netherlands may assume jurisdiction (i) if the defendant enters an appearance and does not contest the jurisdiction prior to defences relating to the merits, (ii) in urgent matters, when, in view of the interests of the parties, provisional measures are required in summary proceedings, and (iii) in the context of a request to levy pre-trial attachments (conservatoire beslagen) against a Dutch Company or its assets. The Dutch courts may stay or refer proceedings if concurrent proceedings are brought elsewhere.

(H)

Under Dutch law there is some doubt whether a Dutch Company may elect domicile outside the Netherlands for service of process purposes. It is therefore advisable that service of process is also effected against a Dutch Company in the Netherlands.

(I)

A power of attorney granted by a Dutch Company will automatically terminate and become ineffective upon any Insolvency Proceeding of that Dutch Company. This may also affect the validity of the appointment of a process agent by that Dutch Company.

(J)

Pursuant to the Dutch Act on Financial Supervision (Wet op het financieel toezicht) persons, firms or companies (regardless of where they are domiciled) may only provide intermediary services in The Netherlands in respect of the Debt Securities if they are licensed by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) or exempt from such license requirement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

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This opinion is being delivered to you for your information in connection with the above matter and addresses matters only as of the date hereof. This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters in connection with the Documents or the Corporate Documents or otherwise. This opinion is given subject to and may only be relied upon by you on the express conditions that (i) Van Doorne N.V. is the party issuing this opinion, (ii) any liability of individual persons or legal entities involved in the services provided by or on behalf of Van Doorne N.V. is expressly excluded (uitgesloten), (iii) in respect of Dutch legal concepts, which are expressed in this opinion in English terms, the original Dutch terms will prevail, (iv) this opinion and the opinions given herein are governed by Dutch law, (v) all disputes arising from or in connection with this opinion must be submitted to the exclusive jurisdiction of, and will be exclusively decided by, the competent court in Amsterdam, the Netherlands, without prejudice to the right of appeal and appeal to the Supreme Court, and (vi) the aggregate liability of Van Doorne N.V. (and the individual persons and legal entities involved in the services provided by or on behalf of Van Doorne N.V) in respect of this opinion towards the Dutch Companies and any other person will be limited to the amount which can be claimed under the professional liability insurance(s) taken out by Van Doorne N.V., increased by the amount which Van Doorne N.V. has to bear as their own risk pursuant to the terms of such insurance(s).

Yours faithfully,

/s/ Van Doorne N.V.

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SCHEDULE 1

DEFINITIONS AND INTERPRETATION

1	INTERPRETATION

a)	Any reference in this opinion to a “person” includes any individual person, firm, partnership, company, corporation, government agency or administrative body or any other legal entity.

b)	Any reference in this opinion made to the laws of the Netherlands or Dutch law or to the Netherlands in a geographical sense, should be read as:

(i)	a reference to the laws as in effect in that part of the Kingdom of the Netherlands that is located in Continental Europe (Europese deel van Nederland);

(ii)	a reference to the geographical part of the Kingdom of the Netherlands that is located in Continental Europe.

2	DEFINITIONS

In this opinion:

Articles of Association has the meaning given thereto in Schedule 3;

Commercial Register means the Commercial Register (Handelsregister) of the Dutch Chambers of Commerce (Kamers van Koophandel);

Corporate Enquiries means:

(a)	an online enquiry at the Commercial Register (Handelsregister), obtaining the Extracts as per the date of this opinion;

(b)

an online enquiry on the relevant website (www.rechtspraak.nl) with the Central Insolvency Register (Centraal Insolventie Register) confirming that the Dutch Companies are not listed with the Central Insolvency Register;

(c)

an online enquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventie Register) confirming that the Dutch Companies are not listed on the EU Registrations with the Central Insolvency Register; and

(d)

an online enquiry on the relevant website (http://eur-lex.europe.eu/) of the Annex to Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Dutch Companies are not listed on such annexes.

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Deeds of Incorporation has the meaning given thereto in Schedule 3;

Dutch Insolvency Proceeding means a bankruptcy (faillissement) or a (provisional) suspension of payment ((voorlopige) surseance van betaling);

EC Jurisdiction Regulation means the Regulation (EC) No. 1215/2012 of the European Parliament and of the Council of 12 December 2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (recast);

Extracts has the meaning given thereto in Schedule 3;

Insolvency Proceeding means a Dutch Insolvency Proceeding or any foreign insolvency proceeding howsoever named (including without limitation any insolvency proceeding referred to in the Insolvency Regulation or in Annex A to the Insolvency Regulation);

Insolvency Regulation means the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast); and

Rome I Regulation means the Regulation (EC) No. 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I).

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SCHEDULE 2

DOCUMENTS

(a)	A copy of the signed Registration Statement dated on or about the date hereof; and

(b)	copies of the forms of the Indentures.

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SCHEDULE 3

CORPORATE DOCUMENTS

(a)

A copy of the deed of incorporation of (i) Teva Pharmaceutical Finance Netherlands II B.V. dated 16 October 2013, (ii) Teva Pharmaceutical Finance Netherlands III B.V. dated 21 September 2015 and (iii) Teva Pharmaceutical Finance Netherlands IV B.V. dated 22 April 2016 (together the Deeds of Incorporation);

(b)

a copy of (i) the articles of association of Teva Pharmaceutical Finance Netherlands II B.V. dated 14 November 2013, (ii) the articles of association of Teva Pharmaceutical Finance Netherlands III B.V. as included in its Deed of Incorporation and (iii) the articles of association of Teva Pharmaceutical Finance Netherlands IV B.V. as included in its Deed of Incorporation (together the Articles of Association); and

(c)	an extract in respect of each Dutch Company from the Commercial Register, each dated the date of this opinion (together the Extracts).